UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 20, 2015

CES SYNERGIES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55159	460839941
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

39646 Fig Street

P.O. Box 1299

Crystal Springs, FL 33524

(Address of principal executive offices) (zip code)

813-783-1688

(Registrant's telephone number, including area code)

_______________

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 20, 2015, John Tostanoski, the Chief Executive Officer and a member of the Board of Directors (the “Board”) of CES Synergies, Inc. (the “Company”), resigned as the Company’s President. Mr. Tostanoski did not resign as the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies), or practices.

On May 20, 2015, the Board appointed Clyde A. Biston, the Chairman of the Board, as the Company’s President.

Mr. Tostanoski, as the Company’s Chief Executive Officer, remains the Company’s principal executive officer.

Mr. Biston, 65, founded the Company’s wholly-owned subsidiary, Cross Environmental Services, Inc. (“CES”), in 1988 and has been its Chief Executive Officer since inception. Mr. Biston was the Chief Executive Officer of the Company from September 10, 2013 through April 7, 2015 and has been Chairman of the Board since September 10, 2013. Mr. Biston has over 40 years’ experience in the general construction and asbestos abatement industry. Prior to entering the abatement profession, he operated a building contractor business. In the nine years prior to the formation of CES, Mr. Biston personally supervised the removal of more than 2 million square feet of asbestos containing materials on projects in Florida and Georgia, as well as many large-scale demolition and remediation projects.

Family Relationships

There are no family relationships between Mr. Biston and any member of the Board or any executive officer of the Company.

Related Party Transactions

The Company operates out of two facilities owned by Mr. Biston. Between June 2013 and October 2013, the Company was allowed to use the facilities rent-free. As of November 1, 2013, the Company entered into two lease agreements with Mr. Biston for rental of the facilities for an aggregate annual rent of $235,320 ($180,000 per year with respect to the Crystal Springs facilities and $55,320 per year with respect to the Zephyrhills facilities), all of which is paid to Mr. Biston directly. The lease agreements expire on November 1, 2015, but automatically renew for additional 48 month terms. The Company also pays the property taxes for use of the facilities.

In April 2014, CES issued an adjustable rate note in the principal amount of $2,800,000 (the “Note”) to Mr. Biston. The Note bears interest at an initial rate of 6.15% per year, subject to adjustment on May 25, 2019 and every 60 days thereafter to a rate equal to 4.5% plus the five-year Swap Rate. Interest and principal on the Note is due in 180 monthly installments of $23,994, which commenced on May 25, 2014, with the final payment due on or before April 25, 2029. At December 31, 2014, $2,721,450 was outstanding under the Note. During the year ended December 31, 2014, the Company paid $78,550 in principal and $113,402 in interest under this Note.

In September, 2014, the Company entered into an additional promissory note with Mr. Biston pursuant to which Mr. Biston provided the Company with a loan in the aggregate amount of $250,000. Interest on the loan accrues at a rate of 4.25% per annum, and the Company is obligated to make monthly principal and interest payments to Mr. Biston in the amount of $4,632 per month. At December 31, 2013, $118,130 was outstanding under the loan, and at December 31, 2014, $273,273 was outstanding under the loan. During the year ended December 31, 2013, the Company paid $124,882 in principal and $19,200 in interest under this loan. During the year ended December 31, 2014, the Company paid $94,857 in principal and $178,416 in interest under this loan.

Material Plans, Contracts, or Arrangements

There are no material plans, contracts, or arrangements to which Mr. Biston is a party that was entered into or materially amended in connection with Mr. Biston’s appointment as President.

Material Compensatory Plans, Contracts, or Arrangements

There are no material compensatory plans, contracts, or arrangements to which Mr. Biston is a party that was entered into or materially amended in connection with Mr. Biston’s appointment as President.

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Item 7.01 Regulation FD Disclosure.

In the afternoon of May 28, 2015, the Company will give an investor presentation at the 2015 Marcum MicroCap Conference. A copy of the PowerPoint slides to be used in the Company’s investor presentation is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information disclosed under this Item 7.01, including Exhibit 99.1 hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as expressly set forth in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Investor Presentation, May 2015.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CES SYNERGIES, INC.

Dated: May 28, 2015	By:	/s/ John Tostanoski
Name: John Tostanoski
Title: Chief Executive Officer

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